EXHIBIT 14

JACOBS ENGINEERING GROUP INC.

CODE OF ETHICS

FOR THE

CHIEF EXECUTIVE OFFICER

AND

SENIOR FINANCIAL OFFICERS

1. Purpose.

The Board of Directors (the “Board”) of Jacobs Engineering Group Inc. (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Company’s Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President-Controller, Vice President-Corporate Controller, Controller-Corporate Accounting, Tax Director, Director-Payroll Services, Manager-Financial Reporting, Assistant Treasurer, Manager of Pricing, Manager of Federal Systems, Director-Field Administration and all Vice President-Controller Operations and Region and Country Controllers (the “Responsible Managers”). This Code is intended to focus the Responsible Managers on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. The Responsible Managers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of Senior Management of the Company, the Vice President-Internal Audit, or the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

As employees of the Company, the Responsible Managers are also covered by, and expected to comply with, the Company’s Statement of Policy Concerning Business Conduct.

2. Introduction.

Each Responsible Manager is expected to adhere to a high standard of ethical conduct. The success of the Company depends on the way the Responsible Managers conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. The Responsible Managers are expected to be guided by the following principles in carrying out their responsibilities:

•	Loyalty. The Responsible Managers should not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

•	Compliance with Applicable Laws. The Responsible Managers are expected to comply with all laws, rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which the Company’s securities may be listed, applicable to the Company’s activities.

•	Observance of Ethical Standards. The Responsible Managers must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

•	Communication. The Responsible Managers must promote, as appropriate, communication by employees, either directly or via the Company’s Integrity Hotline, with Senior Management of the

Company, with the Vice President-Internal Audit or with the Chair of the Company’s Audit Committee for any issues concerning improper accounting or financial reporting of the Company, without fear of retaliation.

•	Conduct. The Responsible Managers shall act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances and without seeking improperly to influence or hinder the Company’s independent auditors in any way in the performance of their engagement.

3. Integrity of Records and Financial Reporting.

The Responsible Managers are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. Diligence in accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide shareholders, governmental authorities and the general public with full, fair, accurate, complete, objective, timely and understandable disclosure, including in the Company’s filings with and other submissions to the U.S. Securities and Exchange Commission. The Responsible Managers are responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.

4. Conflict of Interest.

The Responsible Managers must at all times act with integrity and must avoid any actual or apparent conflicts of interest between themselves and the Company and in personal and professional relationships. Any situation that involves, or may involve, a conflict of interest with the Company or otherwise, should be disclosed promptly to Senior Management of the Company, the Vice President-Internal Audit or the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

A “conflict of interest” can occur when an individual’s personal interest is adverse to – or may appear to be adverse to – the interests of the Company as a whole. Conflicts of interest also arise when an individual, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. “Immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which the Responsible Managers must refrain, however, are set forth below.

•	Improper conduct and activities. The Responsible Managers may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. The Responsible Managers may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•	Gifts. The Responsible Managers and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.

•	Personal use of Company assets. The Responsible Managers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by Senior Management or the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

5. Corporate Opportunities.

The Responsible Managers are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

6. Confidentiality.

The Responsible Managers should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers that comes to them, from whatever source, except when disclosure is authorized or legally mandated. The Responsible Managers continue to be bound by their Company Invention and Confidential Information Agreements or local country equivalent. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers.

7. Compliance with Laws, Rules and Regulations.

The Responsible Managers shall comply with laws, rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulator agencies, including any exchanges on which the Company’s securities may be listed. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

8. Encouraging the Reporting of any Illegal or Unethical Behavior.

The Responsible Managers should promote ethical behavior and create a culture of ethical compliance. The Responsible Managers should foster environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

9. Waivers.

Any waiver or an implicit waiver from a provision of this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or a Report on Form 8-K filed with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. It is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

10. Conclusion.

The Responsible Managers should communicate any suspected violations of this Code promptly to Senior Management, the Vice President-Internal Audit or the Chair of the Audit Committee. Violations will be investigated and appropriate disciplinary action will be taken in the event of any violations of the Code, up to and including termination.